ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              MAG ENTERPRISES, INC.

      FIRST: The present name of the corporation IS "MAG Enterprises, Inc." The name of the corporation is changed by these Articles of Amendment, however, to "Safari Associates Inc."

      SECOND: The text of each amendment adopted is :

            (a) The Article at present designated "ARTICLE I" is amended to provide in its entirety:

                                    ARTICLE I

                                      Name

            The name of the corporation is Safari Associates, Inc."

            (b) The Article at present designated "ARTICLE III" is amended to provide in its entirety:

                                   ARTICLE III

                                    Purposes

            The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the Utah Revised Business Corporation Act.

            (c) The Article at present designated "ARTICLE IV" is amended to provide in its entirety:

                                   "ARTICLE IV

                                      Stock

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            The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $0.001 par value common stock. All stock of the Corporation shall be of the same class, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall not be liable to any further call or assessment.

      (The foregoing amendment of Article IV is made in order to effectuate a one for ten reverse split of the Corporation's authorized 100,000,000, and issued (5,500,000) shares, and in order to then increase the number of $0.001 par value shares which the corporation is authorized to issue from 10,000,000 to 100,000,000 shares).

      THIRD: To the extent that the amendment of Article IV set forth above provides for an exchange or reclassification of issued shares, the provisions for implementing the same are: the Corporation's board of directors has adopted a resolution providing that its transfer agent (American Registrar & Transfer Company, 705 Newhouse Building, Salt Lake City, Utah 84111) . . . shall issue a new form company certificate representing one share of its $0.001 par value (that provided for by said amendment) stock for each ten shares of the Company's prior $0.0001 par value stack that are represented by such old form certificate, as may be presented for registration of transfer in the ordinary course of business.

      FOURTH: Each and all of the foregoing amendments were adopted on September 3, 1993 by the shareholders of the Corporation at a duly Special Meeting of Shareholders held

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on that date ("the Meeting Date").

      FIFTH: (a) The Corporation had only one voting group as of the Meeting Date, to wit, the 5,500,000 shares it then had issued and outstanding (and all of which were under its articles of incorporation entitled to vote generally on the amendments) of the only class of stock which the Corporation was then authorized to issue, to wit, $0.0001 par value common stock, and 3,257,000 shares of the Corporation's said sole voting group were Indisputably represented at the said Special Meeting.

            (b) A total of 3,757,OOO votes were cast for and no votes were cast against each of the amendments hereinbefore set forth by the Corporation's sole voting group, which number constituted more than a majority of the Corporation's outstanding shares and was sufficient for approval and adoption of the amendments by the Corporation's sole voting group.

      WHEREFORE, the undersigned Secretary of MAG Enterprise, Inc., hereby makes and executes these Articles of Amendment pursuant to specific authorization and direction from the board of directors of said Corporation to do so, an this 3rd day of September, 1993.


                                             /s/ Lillian Berger
                                             -------------------------
                                             Lillian Berger, Secretary